Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:56 AM 07/08/2009
FILED 11:52 AM 07/08/2009
SRV 090681464 - 2124251 FILE

AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION
OF
GREENWICH CAPITAL ACCEPTANCE, INC.

(Pursuant to Section 242 of Article 4 of the
General Corporation Law of the State of Delaware)

The undersigned, Linda M. Sulsenti, being a Senior Vice President and Assistant Secretary of Greenwich Capital Acceptance, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

1.	The legal name of the Company is Greenwich Capital Acceptance, Inc.

2.
The Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 23, 1987, together with any amendments thereafter.  The Company’s Restated Certificate of incorporation was accepted by the Secretary of State of the State of Delaware on December 23, 1994.

3.	Management of the Company authorizes the submission of this amendment to the Restated Certificate of Incorporation of the Company changing the name of the Company to:

RBS Acceptance Corp.

4.	The effective date of such name change and amendment to the Company’s Restated Certificate of Incorporation is July 8, 2009.

IN WITNESS WHEREOF, the undersigned has signed this amendment to the Restated Certificate of Incorporation on behalf of the Company on this 8th day of July, 2009.

/s/ Linda Sulsenti
Linda M. Sulsenti
Senior Vice President and Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:56 AM 07/08/2009
FILED 11:52 AM 07/08/2009
SRV 090681464 - 2124251 FILE

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

RBS Acceptance Corp.                                      , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:
1.             The name of the corporation is RBS Acceptance Corp.                                                                                                     .

2.	That a Certificate of Incorporation Amendment
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on    July 8, 2009
and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)
Due to a clerical error, the corporate indicator was incorrectly set forth in the corporation’s new name.

4.             Article   I (Sec. 3 of Amend)     of the Certificate is corrected to read as follows:
RBS Acceptance Inc.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this   8th                                           day of July                                           , A.D. 2009  .

By:	/s/ Linda Sulsenti
Authorized Officer
Name:	Linda Sulsenti
Print or Type
Title:	SVP, Assistant Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/23/1994
944254886 - 2124251

RESTATED CERTIFICATE OF INCORPORATION

OF

GREENWICH CAPITAL ACCEPTANCE, INC.

(Pursuant to Section 245)

Greenwich Capital Acceptance, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is Greenwich Capital Acceptance, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was April 23, 1987.

2.           The text of the Certificate of Incorporation as amended or supplemented heretofore, is further amended and restated hereby to read as herein set forth in full:

ARTICLE I

NAME

The name of the Corporation is Greenwich Capital Acceptance, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road in the City of Wilmington, County of New Castle 19805.  The name of the Corporation’s registered agent is Corporation Service Company.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purpose to be conducted or promoted by the Corporation is:

(a) to acquire, own, hold, transfer, assign, pledge and otherwise deal with the following (the instruments described in clauses (i), (ii) and (iii) hereof hereinafter collectively referred to as “Federal Certificates”):

(i)  “fully modified pass-through” certificates (“GNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association, a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title II of the National Housing Act of 1934;

(ii)  Guaranteed Mortgage Pass-Through Certificates (“FNMA Certificates”) issued and guaranteed as to timely payment of principal and interest by the Federal National Mortgage Association, a federally-chartered, privately-owned corporate instrumentality of the United States organized and existing under the Federal National Mortgage Association Charter Act;

(iii)  Mortgage Participation Certificates (“FHLMC Certificates”) issued and guaranteed as to timely payment of interest and ultimate (and, in the case of certain FHLMC Certificates, timely) payment of principal by the Federal Home Loan Mortgage Corporation, a federally-chartered instrumentality of the United States organized and existing under Title III of the Emergency Home Finance Act of 1970;

(iv)  any other indebtedness secured by liens on property, whether residential or commercial, regardless of whether such indebtedness is insured or guaranteed, in whole or in part, by any federal, state or other governmental entity (such indebtedness hereinafter referred to as “Mortgage Loans”), and/or loan security agreements secured by interests in proprietary leases and assignments of shares of stock in cooperative apartment corporations (such indebtedness hereinafter referred to as “Cooperative Loans”) and/or mortgage pass-through certificates participation certificates or other instruments representing, directly or indirectly, interests in one or more pools of Mortgage Loans and/or Cooperative Loans, which certificates and instruments need not be issued or guaranteed, in whole or in part, by any federal, state or other governmental entity (such certificates and instruments hereinafter referred to as “Mortgage Certificates” and “Cooperative Loan Certificates,” respectively) and/or Certificates or other instruments evidencing the right to receive payments or distributions generated by any of the foregoing (“Designated Certificates”), (Federal Certificates, Mortgage Loans, Cooperative Loans, Mortgage Certificates, Designated Certificates and Cooperative Loan Certificates hereinafter collectively referred to as “Mortgage Collateral”);

(v)  promissory notes, certificates or other instruments secured by or representing interests in Mortgage Collateral; and

(vi)  any receivables, loans, accounts, sales contracts, royalties, leases and lease payments, or present or future rights to income, refunds or other payments of any kind whatsoever (together, in each case, with any related collateral security, guarantees and other forms of support) including, without limitation, automobile loans, boat loans, home equity loans, consumer loans, credit card receivables, automobile leases, farm equipment loans, truck loans, equipment loans or leases, franchise loans, trade receivables and business loans (such assets and rights referred to in this clause (vi) being hereinafter collectively referred to as “Financial Assets”).

(b) to loan the funds of the Corporation to any person under loan agreements and other arrangements which are secured by Mortgage Collateral or Financial Assets;

(c) to establish trusts, partnerships, subsidiaries or other entities for the purpose of issuing instruments representing interests in or indebtedness secured by Mortgage Collateral or Financial Assets; and

(d) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware which are incident to the foregoing or which are necessary or convenient to accomplish the foregoing.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares designated as Common Stock and the par value of each such share of Common Stock is one dollar ($1.00), amounting in the aggregate to one thousand dollars ($1,000.00).

ARTICLE V

INCORPORATOR

[Omitted as permitted by Section 245 of the General Corporation Law]

ARTICLE VI

DIRECTORS

The number of directors of the Corporation shall not be less than one nor more than six, with the exact number to be fixed in the by-laws. The number of directors constituting the initial Board of Directors of the Corporation is two.

ARTICLE VII

COMPROMISE OR ARRANGEMENT BETWEEN
CORPORATION AND ITS CREDITORS OR STOCKHOLDERS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

BY-LAWS

The Board of Directors of the Corporation is authorized to adopt, amend, alter, change or repeal any provision contained in the by-laws of the Corporation.

ARTICLE IX

ELECTION OF DIRECTORS

Election of directors need not be by written ballot unless the by-laws shall so provide.

ARTICLE X

LIABILITY OF DIRECTORS

To the maximum extent permitted by the Delaware Corporation Law as from time to time amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XI

DURATION

The Corporation is to have perpetual existence.

3.           This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (with the consent of the Corporation’s sole stockholder. pursuant to Section 228 of the General Corporation Law) all in accordance with Section 245 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, Greenwich Capital Acceptance, Inc. has caused this Certificate to be signed and attested this 19th day of December, 1994.

By:	/s/ Konrad Kruger
Name: Konrad R. Kruger
Title: President

ATTEST

By:	/s/ Sheldon Goldfarb
Name: Sheldon I. Goldfarb
Title: Secretary